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                                                                    EXHIBIT 10.7

                              WATER SALE AGREEMENT


            This Water Sale Agreement ("Agreement"), entered as of the Effective Date, is made by and between WESTERN WATER COMPANY, a Delaware corporation, ("Western Water"), and SANTA MARGARITA WATER DISTRICT, a California water district ("Santa Margarita") (Western Water and Santa Margarita sometimes hereinafter are referred to collectively as the "Parties" and individually as a "Party"), with respect to the following facts:


                                 R E C I T A L S

A. The purpose of this Agreement is to provide for the sale and delivery of water by Western Water to Santa Margarita.

B. Santa Margarita has a need to minimize its costs for water and improve the reliability of its water supply.

C. Western Water is in the business of acquiring by option, lease and/or purchase water and water rights, and it has rights to water available for sale and delivery to Santa Margarita.

D. Western Water now desires to sell and Santa Margarita now desires to buy water under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals, of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                              OPERATIVE PROVISIONS

         1. Sale of Water. Subject to all of the terms and provisions of this Agreement, Western Water hereby agrees to sell Santa Margarita 10,000 acre-feet of water each year during the Term (as defined in Section 2 below).

         2. Term. The term ("Term") of this Agreement shall commence on the Effective Date (as defined in Section 10 below) and shall continue for a period of ten (10) years or until June 30, 2007, whichever is earlier.

         3.       Payments.

                  3.1 Initial Payment. Santa Margarita shall pay to Western Water the sum of $250.00 for each acre-foot of water delivered through June 30, 1998 by Western Water to Santa Margarita at the point of delivery specified in the Plan of Delivery (prepared in accordance with Section 4.4 below).



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                  3.2 Adjustments to Payments. Commencing July 1, 1998 and
continuing on the same day of each year thereafter during the Term, the price per acre-foot in effect for the Water Year (defined in Section 4.4 below) just ended of water delivered by Western Water shall be increased by the amount of any dollar increase in the treated, non- interruptible water rate (the "Met Rate") of the Metropolitan Water District of Southern California ("Metropolitan"). In no event, however, shall the price per acre foot be decreased, even if the Met Rate should decrease during the preceding twelve (12) months.

                  3.3 Metropolitan Water Rates. If the Met Rate is discontinued or Metropolitan changes the current Met Rate by breaking it into component parts, the Parties agree to identify and use an alternative index that most closely matches the Met Rate at the time of such discontinuance or change.

                  3.4 Take-if-Delivered Contract. Santa Margarita acknowledges and agrees that this Agreement is a "take-if-delivered" contract for the purchase of water from Western Water during each year of the Term. Payments made by Santa Margarita shall be based upon the quantity of water delivered to the Prado Flood Control Basin ("Prado"). Santa Margarita's payments shall be based on the quantity delivered multiplied by the price per- acre-foot in effect at the time of delivery, calculated in accordance with Sections 3.1 through 3.3 hereof, unless the Parties otherwise agree in writing.

                  3.5 Time and Manner for Payments. Payment shall be made by Santa Margarita to Western Water within fifteen (15) days following the receipt of an invoice therefor. This payment obligation arises at the time of delivery without regard to when Santa Margarita in fact does or is entitled to take or make use of the water. All payments shall be paid to Western Water at the same address as notices are to be delivered pursuant to Section 9.4 of this Agreement. Western Water shall invoice Santa Margarita upon delivery of water to Prado, but not more frequently than monthly.

                  3.6 Delinquent Payments. All payments by Santa Margarita to Western Water under this Agreement, if not received within fifteen (15) days after the same is due, shall bear interest at the lesser of the rate of twelve percent (12%) per annum or the maximum rate permitted by law (collectively the "Applicable Interest Rate"), from the date due until payment is received by Western Water. Santa Margarita also shall pay to Western Water a fee in the amount of five percent (5%) of any overdue amount to compensate Western Water for the administrative costs incurred as a result of Santa Margarita's failure to pay on time, if such overdue amount is not received by Western Water within five (5) days after the same is due.

                  3.7 Unconditional Obligation. Subject only to Section 4.3, Santa Margarita's obligation to pay all amounts due under this Agreement for water delivered by Western Water in accordance with this Agreement is an absolute and unconditional obligation of Santa Margarita, not subject to deduction, set off, prior notice, demand, changes or



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fluctuations in demand or price of water, or inability of Santa Margarita to accept delivery of water, or to use, store or resell water after delivery thereof by Western Water.

                  3.8 Additional Imported Water. If, following the expiration of the Term, Santa Margarita determines it has a need for imported water in any Water year, then, prior to contacting or responding to unsolicited inquiries from suppliers of water other than Western Water, Santa Margarita shall notify Western Water. Promptly thereafter, Western Water and Santa Margarita shall meet and confer in good faith to determine whether Western Water can supply such imported water to Santa Margarita on mutually acceptable terms and conditions. If the Parties are unable to agree on mutually acceptable terms and conditions, then Santa Margarita shall so notify Western Water in writing, and thereafter, Santa Margarita shall be free to contact or respond to inquiries from other suppliers of water to arrange for the purchase of imported water in that Water Year. The Parties' inability to agree on mutually acceptable terms and conditions in one Water Year shall not excuse Santa Margarita's compliance with the terms of this Section 3.8 if it determines it has a need for imported water in any subsequent Water Year.

         4.       Delivery of Water.

                  4.1 Best Efforts. Western Water shall use its best efforts to deliver up to 10,000 acre-feet of water annually to Santa Margarita pursuant to the approved Plan of Delivery.

                  4.2 Requirement to Purchase. Santa Margarita is required to purchase all water delivered by Western Water to Prado that meets the quality standard set forth in Section 4.7 hereof.

                  4.3 Delivery Point. Prado shall be the delivery point ("Delivery Point") for the water.

                  4.4 Plan of Delivery. Each year during the Term of this Agreement, Western Water shall provide to Santa Margarita, an operations plan ("Plan of Delivery") setting forth the details (including without limitation the timing of water deliveries, the quantity of water to be delivered and the Delivery Point) concerning the water to be delivered by Western Water during the ensuing year, which for purposes of this Agreement shall commence on July 1 and continue until June 30 (severally a "Water Year"), for the use and benefit of Santa Margarita.

                      4.4.1 Partial Water Year. During the partial Water Year commencing on the Effective Date and continuing until June 30, 1998, Western Water shall deliver water to Santa Margarita without a Plan of Delivery.

                      4.4.2 Santa Margarita Delivery Plan. On or before March 1, 1998, and thereafter on or before March 1 of each year during the Term (except for the final year



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of the Term, or the Extension Term), Western Water shall submit for Santa
Margarita's approval a Plan of Delivery for water to be delivered by Western Water to Santa Margarita for the next Water Year.

                      4.4.3 Approval Procedure. A Plan of Delivery shall be deemed approved unless, within thirty (30) days after Santa Margarita receives a Plan of Delivery, Santa Margarita gives Western Water written notice of disapproval, specifying in reasonable detail Santa Margarita's reasons for disapproval and the particular items of which it disapproves. Within fourteen
(14) days after receipt of Santa Margarita's notice of disapproval, and after consultation with Santa Margarita, Western Water shall submit to Santa Margarita a new proposed Plan of Delivery or appropriate portions thereof. The same procedure shall be followed until the Plan of Delivery is finally approved by Santa Margarita as to all items, except that the applicable response periods for both Santa Margarita and Western Water shall be fourteen (14) days. Until final approval, the portions of the Plan of Delivery that Santa Margarita has approved shall become effective, and, for items as to which Santa Margarita's approval is still pending, the Plan of Delivery for the preceding Water Year shall remain in effect. Western Water may, from time to time during the Water Year, propose amendments to the Plan of Delivery and submit amendments to Santa Margarita in accordance with this Section 4.4. Upon approval, the amended Plan of Delivery shall be in force to the end of the Water Year or until further amendments, whichever first occurs.

                  4.5 Quantity of Water. The Plan of Delivery shall set forth:
(a) the minimum and maximum amounts of water estimated to be delivered by Western Water for use by Santa Margarita; (b) the proposed monthly delivery schedule measured in cubic feet per second (subject to restrictions or limitations imposed by governmental agencies having jurisdiction over the transport, delivery and storage of the water); (c) Prado as the Delivery Point; and (d) the establishment at the Delivery Point of the metering devices necessary to enable Western Water to measure the water delivered to Santa Margarita.

                  4.6 Permits.

                      4.6.1 Western Water's Responsibility. Western Water shall be responsible for obtaining all permits and entitlements and approvals (collectively the "Permits") to enable it to make water available to Santa Margarita pursuant to the Plan of Delivery.

                      4.6.2 Santa Margarita Cooperation. Santa Margarita shall cooperate with Western Water in its efforts to secure all necessary Permits, including joinder in applications as necessary to carry out the purposes of this Agreement.

                      4.6.3 Santa Margarita's Responsibility. Santa Margarita shall obtain all necessary Permits, and pay all costs and expenses incurred after delivery in connection with, further transport, the spreading, injection, storage, percolation or production or use of



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water delivered by Western Water. Written confirmation of such authority together with copies of such Permits, shall be provided by Santa Margarita prior to the initial commencement of deliveries.

                  4.7 Water Quality. All water delivered by Western Water to Santa Margarita shall meet and comply with all applicable water quality standards established and required by: (a) the State of California Regional Quality Control Board, Santa Ana River Region, Resolution No. 94-1 and the State Water Resources Control Board, Resolution No. 94-60, pursuant to the Santa Ana River Basin (8) Water Quality Control Plan published by the Santa Ana Regional Water Quality Control Board, or by any modification of said Resolutions or Basin plan; and (b) any other state, county, or local agency having jurisdiction to fix minimum standards for the quality of water discharged to the Santa Ana River.

                  4.8 Conveyance Losses. Western Water shall be responsible only for water losses incurred in the conveyance of water from its source to the Prado or alternate, mutually agreeable point of delivery.

                  4.9 No Consequential Damages. Western Water shall have no liability to Santa Margarita for consequential damages, incidental damages, special damages, or any other damages relating to the delivery or non-delivery of water if Western Water is unable for any reason to deliver water in the amounts or manner specified in, or pursuant to, the Plan of Delivery.

                  4.10 Force Majeure. If deliveries of water under the provisions of this Agreement are prevented, delayed, or made impracticable due to extended drought, flood, fire, earthquake, or other natural disaster, strike, unavailability of necessary materials, electrical power or fuel, civil rioting, war or military conflict, Western Water shall not be required to deliver that portion of the water the delivery of which has been prevented, delayed or made impracticable, for the period of prevention, delay or impracticability. Water not delivered timely as a result of such prevention, delay or impracticability shall be delivered to Western Water on a make-up basis on a schedule to be reasonable and agreed upon by the Parties, and the Term of this Agreement shall be extended by a period of time equal to the total number of days of such prevention, delay or impracticability.

                  4.11 Condition Precedent to Obligation of Santa Margarita. Santa Margarita's obligations under this Agreement are conditioned upon Santa Margarita obtaining the rights to exchange or store water (the "Storage or Exchange Rights") in the Orange County Groundwater Basin (the "Basin") for its own account within ninety (90) days of the date this Agreement is fully-executed by the Parties hereto. Santa Margarita shall use its best efforts, in good faith, to obtain Storage or Exchange Rights in the Basin. If Santa Margarita is unable to obtain Storage or Exchange Rights within ninety (90) days of the date this Agreement is fully-executed by the Parties hereto, then this Agreement shall automatically terminate and be of no further force or effect. Western Water shall cooperate with Santa Margarita in obtaining Storage or Exchange Rights in the Basin.



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         5. Assignment.

                  5.1 Transfer by Western Water. From and after the Effective Date, Western Water, at any time, without the consent of Santa Margarita, may assign, delegate, encumber, pledge, hypothecate or otherwise transfer (collectively a "Transfer") all or any portion of Western Water's interest in this Agreement. Without limiting the generality of the foregoing, from and after the Effective Date, Western Water, at any time, without the consent of Santa Margarita, may: (a) conditionally or absolutely Transfer all or any of its interest in this Agreement in favor of any lender of Western Water lending money in connection with this Agreement; and (b) contract with a third party to monitor or perform any or all of Western Water's duties or obligations hereunder.

                  5.2 Attornment. If Western Water's lender brings any proceedings for foreclosure, or exercises any of its rights or obligations under any absolute or conditional Transfer of this Agreement made in favor of such lender, Santa Margarita shall attorn to the lender upon any such foreclosure or exercise of rights under conditional or absolute Transfer and recognize such lender as the party assuming Western Water's obligations under this Agreement.

                  5.3 Santa Margarita Consolidation. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Santa Margarita or by any merger, reorganization or consolidation where Santa Margarita is not the surviving or resulting entity, or upon any transfer of all or substantially all of the assets of Santa Margarita. In the event of any such dissolution, merger, reorganization, consolidation, or transfer of assets, the terms and provisions of this Agreement shall be binding on and shall obligate the surviving or resulting district, authority, agency, corporation, partnership, joint venture, limited liability company, public entity or other form of organization or association to which such assets shall be transferred or which is carrying on the business of Santa Margarita.

         6. Defaults and Remedies.

                  6.1 Defaults. The occurrence of any of the following shall constitute a material default and breach of this Agreement by Santa Margarita:

                      6.1.1 Failure to Pay. Santa Margarita's failure to make any payments required under this Agreement as and when due, where such failure shall continue for a period of thirty (30) days after the date due;

                      6.1.2 Failure to Perform. Santa Margarita's failure to take delivery of water provided by Western Water under the provisions of this Agreement;

                      6.1.3 Failure to Indemnify. Santa Margarita's failure to honor and perform its indemnity of Western Water in accordance with Section 8.1 of this Agreement;



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                      6.1.4 Representations and Warranties. If any
representation or warranty, or other information in this Agreement or any other document supplied at any time by Santa Margarita to Western Water in connection with this Agreement was, when made or supplied, materially untrue or omitted to state any material fact necessary to make such information not misleading;

                      6.1.5 Failure to Pay Debts When Due. Santa Margarita's failure to pay its debts as they become due, and for purposes of this Section, a debt shall be deemed overdue when the earliest of the following occurs: (a) thirty (30) days from the date a statement for such debt is rendered; (b) the date on which any action or proceeding for such debt is commenced; or (c) the date on which a formal notice of default or demand is sent;

                      6.1.6 Bankruptcy. The making by Santa Margarita of any general arrangement or assignment for the benefit of creditors; Santa Margarita's becoming bankrupt, insolvent or a "debtor" as defined in the United States Bankruptcy Code or any successor statute (unless, in the case of a petition filed against Santa Margarita, such petition is dismissed within thirty
(30) days after its original filing); the institution of proceedings under the bankruptcy or similar laws in which Santa Margarita is the debtor or bankrupt; the appointing of a trustee or receiver to take possession of substantially all of Santa Margarita's assets or of Santa Margarita's interest in this Agreement (unless possession is restored to Santa Margarita within thirty (30) days after such taking); the attachment, execution or judicial seizure of substantially all of Santa Margarita's assets or Santa Margarita's interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within thirty (30) days after such attachment, execution or judicial seizure).

                  6.2 Western Water's Remedies. If Santa Margarita commits a default or breach and such default or breach remains uncured for any cure period expressly provided for herein, then, in addition to all other remedies that Western Water may have at law or in equity, which remedies shall be cumulative in addition to any remedies provided in this Agreement, Western Water, may sell the water on the "spot market." The Parties acknowledge and agree a sale or lease on the "spot market" means that Western Water shall sell or lease the water to a willing buyer or willing lessee for such period of time agreed to by such willing buyer or willing lessee. If Western Water elects to sell all or any portion of the water, any consideration that Western Water receives from such sale shall be applied to the payment of, in the following order and priority:
(a) any payments due from Santa Margarita to Western Water; (b) all costs (including attorneys' fees and costs) incurred by Western Water in such resale; and (c) any other payments due and unpaid under this Agreement. If after selling the water as aforesaid, the consideration received by Western Water as a result of such sale is less than the sum of the payments plus all other amounts due from Santa Margarita to Western Water under this Agreement, then, upon demand by Western Water, Santa Margarita shall be liable for and obligated to pay to Western Water the deficiency, together with interest thereon at the Applicable Interest Rate from the date such payments and other sums were due until the deficiency amount is received by Western Water. After applying such consideration in the order referred to above, any sum remaining



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from the consideration Western Water receives from such resale shall be and belong solely to Western Water. In no event shall Santa Margarita be entitled to any excess consideration received by Western Water. If such sale or lease on the "spot market" is for a period of time that is less than the remainder of the Term, then upon the expiration of the term of any sale or lease on the "spot market," and provided Santa Margarita is not then in default or breach hereunder, Santa Margarita again shall become entitled to the use of the water in accordance with all of the terms and conditions of this Agreement.

         7. Representations and Warranties.

                  7.1 Representations and Warranties of Santa Margarita. Santa Margarita makes the following representations, warranties and covenants to Western Water:

                      7.1.1 Municipal Power and Authority. Santa Margarita has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on behalf of Santa Margarita has (have) the right, power and authority to do so. Without limiting the generality of the foregoing, Santa Margarita has taken all steps necessary and obtained all approvals necessary to purchase imported water from Western Water and to accept delivery of such imported water in accordance with the terms and provisions of this Agreement.

                      7.1.2 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Santa Margarita enforceable against Santa Margarita in accordance with its terms.

                      7.1.3 No Litigation. There is no suit, action or arbitration, or legal, administrative, or other proceeding, formal or informal, pending or threatened, which affects Santa Margarita's ability to purchase water from Western Water and accept delivery thereof as contemplated by this Agreement.

                      7.1.4 No Conflict. The execution, delivery and performance of this Agreement shall not breach or constitute a default under, any law, regulation, ruling, court order, agreement, indenture, undertaking or other instrument, to which Santa Margarita is a party or by which Santa Margarita or any of its property may be bound or affected.

                      7.1.5 Governmental Consents. The execution, delivery and performance of this Agreement by Santa Margarita do not require the consent or approval of, or other action by or filing with, any local, state or federal governmental body or other regulatory authority and are not in contravention or in conflict with existing California or federal law or regulations as presently in effect and interpreted, having applicability to Santa Margarita, or any term or provision of this Agreement.



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            All representations, warranties and covenants of Santa Margarita in this Agreement are made as of the date of this Agreement, and as of each payment hereunder, and shall survive the termination of this Agreement.

                  7.2 Representations and Warranties of Western Water. Western Water makes the following representations, warranties and covenants to Santa
Margarita:

                      7.2.1 Due Organization. Western Water is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to do and doing business in the State of California.

                      7.2.2 Corporate Power and Authority. Western Water has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on behalf of Western Water has (have) the right, power and authority to do so.

                      7.2.3 Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Western Water enforceable against Western Water in accordance with its terms.

                      7.2.4 No Litigation. There is no suit, action or arbitration, or legal, administrative, or other proceeding, formal or informal, pending or threatened, which affects Western Water's ability to sell and deliver water to Santa Margarita as contemplated by this Agreement.

                      7.2.5 No Conflict. The execution, delivery and performance of this Agreement by Western Water shall not breach or constitute a default under, or grounds for the acceleration of the maturity of, any agreement, indenture, undertaking or other instrument, to which Western Water is a party or by which Western Water or any of its property may be bound or affected.

                      7.2.6 Governmental Consents. The execution, delivery and performance of this Agreement do not require the consent or approval of, or other action by or filing with, any local, state or federal governmental body or other regulatory authority and are not in contravention or in conflict with existing California or federal law or regulations as presently in effect and interpreted, having applicability to Western Water, or any term or provision of this Agreement.

            All representations, warranties and covenants of Western Water in this Agreement are made as of the date of this Agreement, and as of each payment hereunder, and shall survive the termination of this Agreement.



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         8. Indemnity.

                  8.1 Santa Margarita's Indemnity. Western Water shall not be liable to Santa Margarita for any loss or damage to person or property caused by theft, fire, act of God, acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or other causes, or any damage or inconvenience which may arise from or relate to use of the water after delivered by Western Water. Santa Margarita shall save, indemnify, hold harmless and defend (with counsel acceptable to Western Water), Western Water, its successors, assigns and affiliates, and their respective officers, directors, controlling persons (if any), employees, attorneys, agents, consultants and shareholders (the "Western Water Indemnitees") from, against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of attorneys chosen by the Western Water Indemnitees) as and when incurred by any of the Western Water Indemnitees arising out of or based upon any breach or alleged breach of any express representation, warranty, covenant, or agreement of Santa Margarita contained in this Agreement or in any document, instrument, or agreement executed and delivered by Santa Margarita in connection herewith or any loss or damage or alleged loss or damage to person or property related in any way to the water delivered by Western Water pursuant to this Agreement after delivery thereof.

                  8.2 Western Water's Indemnity. Western Water shall save, indemnify, hold harmless and defend (with counsel acceptable to Santa Margarita), Santa Margarita, its successors, assigns and affiliates, and their respective officers, directors, controlling persons (if any), employees, attorneys, agents, consultants and shareholders (the "Santa Margarita Indemnitees") from, against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of attorneys chosen by the Santa Margarita Indemnitees) as and when incurred by any of the Santa Margarita Indemnitees arising out of or based upon Western Water's purchase of water for delivery to Prado; provided, however, that: (a) nothing contained in this Section 8.2 is or shall be deemed or construed to be an indemnity by Western Water in favor of Santa Margarita for any claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including attorneys' fees and expenses) arising out of or based upon Western Water's failure to deliver water to Santa Margarita; and (b) Western Water, in its sole and absolute discretion, may terminate this Agreement (but not its obligations under this Section 8) upon thirty (30) days written notice to Santa Margarita should Western Water, in its reasonable judgment, determine that its liability under this Section 8.2 will be excessive.

                  8.3 Defense of Claims. No right to indemnification under this Section shall be available to any Western Water Indemnitee or any Santa Margarita Indemnitee unless the Party seeking indemnification (the "Indemnified Party") shall have given to the Party obligated to provide indemnification (the "Indemnitor") to such Indemnified Party a notice (a



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

"Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder promptly after receipt of knowledge of the facts upon which such claim is based. Any delay or failure to so notify the Indemnitor shall relieve the Indemnitor of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to a claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith. If the Indemnitor assumes such defense as provided above, then: (a) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; and (b) the Indemnitor shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought and is available hereunder, provided the Indemnified Party is fully released from all known and unknown claims of such third party and the Indemnified Party is not obligated to perform any actions or pay any money on account of such settlement. If the Indemnitor does not assume such defense as provided above, then: (a) the Indemnified Party shall have the right to employ its own counsel in any such case, and the fees and expenses of such counsel shall be at the expense of Indemnitor; and (b) the Indemnified Party shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought and is available hereunder at the expense of Indemnitor.

                  8.4 Survival of Indemnity. Western Water's and Santa Margarita's rights and obligations under, and the terms and provisions of, this
Section 8 shall survive the termination of this Agreement.

         9. Miscellaneous Provisions.

                  9.1 Further Actions. At any time and from time to time after the date hereof, each of the Parties agrees to take such actions and to execute and deliver such documents as each of the other Parties may reasonably request to effectuate the purposes of this Agreement.

                  9.2 Amendment. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the Party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such writing.

                  9.3 Entire Agreement. This Agreement and the agreements provided for herein constitute the entire understanding among the Parties with respect to the matters set forth herein and supersede all prior or contemporaneous understandings or agreements among the Parties with respect to the subject matter hereof, whether oral or written.



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                  9.4 Notices. Any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any of the Parties in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by facsimile, telegram, or cable, or sent prepaid by registered or certified mail with return receipt requested, or sent by reputable overnight delivery service, such as Federal Express, and shall be deemed given:
(a) if personally served, when delivered to the Party to whom such notice is addressed; (b) if given by facsimile, telegram, or cable, when sent; (c) if given by prepaid or certified mail with return receipt requested, on the date of execution of the return receipt; or (d) if sent by reputable overnight delivery service, such as Fall deliver or send such confirmation by any of the other means of delivery set forth in this Section, within forty-eight (48) hours after notice was sent by facsimile, telegram or cable. Such notices shall be addressed to the Party to whom such notice is to be given at the Party's address set forth below or as such Party shall otherwise direct in a writing to all other Parties delivered or sent in accordance with this Section.

            If to Santa        Santa Margarita Water District
            Margarita,         Attn:  John J. Schatz, General Manager
            then to:
                               Mailing Address:
                               P.O. Box 2279
                               Mission Viejo, California 92690-0279

                               Office Location:
                               26111 Antonio Parkway
                               Rancho Santa Margarita, California 92688-1993
                               Phone:  (714) 459-6600
                               Fax no.:  (714) 459-6463

            If to Western      Western Water Company
            Water, then to:    Attn:  Eric R. Robbins, Vice President
                               4660 La Jolla Village Drive, Suite 825
                               San Diego, California 92122
                               Phone:  (619) 535-9282
                               Fax no.:  (619) 535-9260

                  9.5 Controlling Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of California, without giving effect to any choice-of-law or conflicts-of-laws rule or principle that would result in the application of any other laws.

                  9.6 Headings. Headings, titles and captions are for convenience only and shall not constitute a portion of this Agreement or be used for the interpretation thereof.



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

                  9.7 Cumulative Rights; Waiver. The rights created under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any Party to exercise, and no delay in exercising any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any Party preclude any other or future exercise thereof or the exercise of any other right. Any waiver of any provision or of any breach of any provision of this Agreement must be in writing, and any waiver by any Party of any breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of the Agreement on one or more occasions shall not be considered or construed or deemed a waiver of any provision or any breach of any provision of this Agreement or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. No delay or omission on the part of any of the Parties in exercising any right under this Agreement shall operate as a waiver of any such right or any other right under this Agreement.

                  9.8 Liberal Construction. This Agreement constitutes a fully negotiated agreement among commercially sophisticated Parties, each assisted by legal counsel, and the terms of this Agreement shall not be construed or interpreted for or against either Party hereto because that Party or his or its legal representative drafted or prepared such provision.

                  9.9 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be deemed to be severed or deleted from this Agreement and the balance of this Agreement shall remain in full force and effect notwithstanding such invalidity, illegality or unenforceability.

                  9.10 Good Faith and Fair Dealing. The Parties hereto acknowledge and agree that the performances required by the provisions of this agreement shall be undertaken in good faith, and with both Parties dealing fairly with each other.

                  9.11 No Third Party Beneficiaries. Subject to Sections 5 and 8, this Agreement does not create, and shall not be construed to create, any rights enforceable by any person, partnership, corporation, joint venture, limited liability company or other form of organization or association of any kind that is not a party to this Agreement.

                  9.12 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except having additional signature page(s) executed by one or more of the other Parties. Each of the Parties agrees that each of the other Parties may rely upon the facsimile signature of any party on this Agreement as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement as fully as if this Agreement contained the original ink signature of the Party or Parties supplying a facsimile signature.

                  9.13 Time of the Essence. Time is of the essence of each and every provision of this Agreement. Unless business days are expressly provided for, all references to "days" herein shall refer to consecutive calendar days. If any date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended to the next day which is not a Saturday, Sunday or federal, state or legal holiday.

                  9.14 Attorneys' Fees. Should any Party to this Agreement reasonably retain counsel for the purpose of enforcing any provision of this Agreement, including without limitation instituting any action or proceeding to enforce any provision of this Agreement, for damages or injunctive or other relief by reason of any alleged breach of any provision of this Agreement, for a declaration based on a demonstrated necessity of such Party's rights or obligations under this Agreement, or for any other judicial or equitable remedy, then if the matter is settled by judicial or quasi-judicial determination (including arbitration, if such arbitration is agreed to by the Parties), the prevailing Party or Parties shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing Party or Parties for all costs and expenses incurred, including without limitation all attorneys' fees and costs for services rendered to the prevailing Party or Parties and any attorneys' fees and costs incurred in enforcing any judgment or order entered. The prevailing Party or Parties shall be determined by the court (or arbitrator, if arbitration is agreed to by the Parties) in the initial or any subsequent proceeding.

            10. Effective Date. The effective date ("Effective Date") of this Agreement shall be the closing date for the financing, arranged by or on behalf of Western Water, pursuant to which Western Water is raising funds sufficient to purchase the water to be sold to Santa Margarita under this Agreement. When the Effective Date is determined, the Parties shall execute a memorandum setting forth the date thereof.

            IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

                                           "Western Water"

                                           Western Water Company, a Delaware
                                           corporation


Date:  ________________                    By:_____________________________
                                                Title:_____________________

                       [SIGNATURES CONTINUED ON NEXT PAGE]



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

                                          "Santa Margarita"

                                          Santa Margarita Water District, a
                                          California water district


Date:  ________________                   By:_____________________________
                                               Title:_____________________



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